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                                  EXHIBIT 4.2

                                 CERTIFICATE OF
                                  AMENDMENT OF
                           ARTICLES OF INCORPORATION
                                       OF
                             FASHION DYNAMICS CORP.

                (AFTER PAYMENT OF CAPITAL AND ISSUANCE OF STOCK)

         I THE UNDERSIGNED, sole Officer of FASHION DYNAMICS CORP. (the "Corporation") hereby certify that, pursuant to the provisions of the Nevada Revised Statutes, the following resolutions to amend its articles of incorporation were duly adopted:

1. (a) The Board of Directors of the Corporation, acting pursuant to a unanimous written consent on February 18, 2000 resolved to amend the Articles of Incorporation as originally filed and/or amended, as follows:

                  "RESOLVED FURTHER, that the Board approved and recommend to the shareholders for approval the amendment to the Company's Articles of Incorporation ("Articles") as described in the Proxy Statement to be distributed to shareholders on February 19, 2000, copies of which were distributed to each of the members of the Board prior to the meeting (the "Proxy Statement");

                  RESOLVED FURTHER, that a special meeting of the shareholders of the Company be held at 10:00 A.M. on February 29, 2000 at the offices of Preston Gates & Ellis LLP for the purpose of approving the change in the Company's name to eMagin Corporation and approving the Board's adoption of the Company's 2000 Stock Option Plan;

                  RESOLVED FURTHER, that the Secretary of the Company is authorized to cause a notice and the Proxy Statement to be served upon all shareholders of record of the Company as of the record date, which date shall be February 18, 2000;

                  RESOLVED FURTHER, that Peter Lee and Yiu Joe Cheung shall be authorized to serve as proxies for the Company's shareholders;

                  RESOLVED FURTHER, that upon shareholder approval, on the Effective Date, Section 1 of the Articles of Incorporation shall be amended to read:

                           1.       The name of the corporation is:


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                                                     eMagin Corporation

         (b) A majority of the stockholders holding 58% of the common shares outstanding of Fashion Dynamics Corp. voted, by person or proxy, at a special meeting duly held at 10:00 A.M. on February 29, 2000 for the purpose of approving the change in the Company's name to eMagin Corporation, approved the following amendment to the Company's Articles of Incorporation:

                           1.       The name of the corporation is:

                                                     eMagin Corporation

2. The Board of Directors of the Corporation, acting pursuant to a unanimous written consent on December 31, 1999 resolved to adopt the following resolution:

         "Resolved, that the sole Director is authorized to forward split the currently issued and outstanding stock of the corporation on a 3.054:1 basis. In lieu of fractional shares, the corporation shall round all split shares to the nearest whole share. As a result of this split, the currently issued and outstanding stock of the corporation change from 6,600,000 to approximately 20,156,400 common shares."

         The Board of Directors of the Corporation, acting pursuant to a unanimous written consent on December 31, 1999 resolved to adopt the following resolution:

         "RESOLVED FURTHER, that a forward split of the currently authorized capital stock of the Company on a 3.054:1 basis shall be effected, reflecting the previous split of the issued and outstanding capital stock by the Board of Directors on December 31, 1999. As a result of the split, the currently authorized capital stock of the Company shall change from 25,000,000 to 76,350,000 common shares. The officers of the Company are hereby directed to file documentation with the Secretary of State of the State of Nevada to effect such split;"

         Pursuant to NRS 78.207 and 78.209 and the resolution of the Board above approving the increase in the number of the authorized shares of the Corporation, the following information is provided to satisfy the requirements of NRS 78.209:

         (a) The current number of authorized shares of the Corporation is 25,000,000 shares of common stock, $0.001 par value;

         (b) The number of authorized shares of the Corporation after the change is 76,350,000 shares of common stock, $0.001 par value;


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         (c) After the change, 3.054:1 shares of common stock will be issued for every one share of common stock held by each stockholder of common stock before the increase;

         (d) In lieu of fractional shares, all split shares shall be rounded to the nearest whole share;

         (e) Pursuant to NRS 78.207, no approval of the stockholders is necessary to effect the increase of the authorized shares of the Corporation; and

         (f) The change to increase the number of authorized shares of the Corporation is effective as of the date of filing of this Certificate.

         Resolution No. 1 has been consented to and approved by stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, which number is sufficient under Nevada law to approve the matter. Pursuant to NRS 78.207, Resolution No. 2 does not require the approval of the stockholders of the Corporation.




/s/ Yiu Joe Cheung
---------------------------------------
Yiu Joe Cheung
President and Secretary



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BRITISH COLUMBIA  )
                  ) Section
CITY OF VANCOUVER )

         I certify that I know or have satisfactory evidence that Yiu Joe Cheung is the person who signed this instrument and acknowledged it to be his free and voluntary act for the uses and purposes mentioned in this instrument.

                  Dated: March 13, 2000
                         -----------------

                                                  /s/ John Fang
                                                  -----------------------------

                                                   Notary Public

         [Seal or Stamp]                          ------------------------------

                                                  [Printed Name]
                                                  My appointment expires:  Never
                                                                          ------